UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 16, 2008

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

773 San Marin Drive, Suite 2215
Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                            Entry into a Material Definitive Agreement.

On December 16, 2008, the Company entered into an Amended and Restated Employment Agreement dated as of December 1, 2008 with Charles F. Willis, IV, its Chairman of the Board, President and Chief Executive Officer, amending and restating his existing employment agreement to provide for his continued employment in such capacity for two years ending June 30, 2010 and renewing annually thereafter until either party gives written notice of non-renewal at least one year prior to the end of each year employed thereunder. The Employment Agreement is attached as Exhibit 10.1 to this Form 8-K.

Item 5.02                                            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.03                                            Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a regular meeting of the board of directors of the Company (the “Board”) held on December 16, 2008, the Board took certain actions in furtherance of increasing the number of directors comprising the Board. Specifically,

1.               the Board voted to amend Section 3.02 of Article III of the Bylaws of the Company to increase the number of directors comprising the Board from five to six;

2.               Hans Jörg Hunziker, a Class II member of the Board, and a member of the Audit Committee and the Compensation Committee of the Board, submitted his resignation from such positions effective December 16, 2008;

3.               the Board appointed Austin Willis to serve as a Class II member of the Board until his successor is elected in 2009; and

4.               the Board appointed Hans Jörg Hunziker to serve as a Class III member of the Board and as a member of Audit Committee and the Compensation Committee of the Board, until his successor is elected in 2010.

Hans Jörg Hunziker resigned from his position as a Class II member of the Board, and as a member of the Audit and Compensation Committees of the Board, in accordance with an informal agreement between Hans Jörg Hunziker and the other members of the Board that, following such resignation, the remaining members of the Board would vote to appoint Hans Jörg Hunziker to serve as a Class III member of the Board, and as a member of Audit and Compensation Committees of the Board.

Austin Willis is the son of the Chairman of the Board, President and Chief Executive Officer of the Company and is, directly and indirectly, a shareholder of the Company.  He is also the majority shareholder and President of J.T. Power LLC (“J.T. Power”). On November 17, 2008, the Company entered into a Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $1.0 million. On January 22, 2008, the Company entered into a Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of three engines with a book value of $4.2 million.  During the 9 months ended September 30, 2008, sales of consigned parts under these agreements were $2.4 million. The book value for the remaining parts consigned to J.T. Power as of September 30, 2008 was $2.7 million. On July 27, 2006, the Company entered into an Aircraft Engine Agency Agreement with J.T. Power, in which the

Company will, on a non-exclusive basis, provide engine lease opportunities with respect to available spare engines at J.T. Power. J.T. Power will pay the Company a fee based on a percentage of the rent collected by J.T. Power for the duration of the lease including renewals thereof. The Company earned revenue of $39,000 during the nine months ended September 30, 2008 and paid no commissions under this program.

Item 9.01  Financial Statements and Exhibits

The Company hereby furnishes the following exhibit pursuant to Item 1.01, “Entry into a Material Definitive Agreement”.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between the Company and Charles F. Willis, IV dated December 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2008

WILLIS LEASE FINANCE CORPORATION

	By:	/s/ Thomas C. Nord
Thomas C. Nord
Senior Vice President and
General Counsel